Exhibit 99.1

NEWS RELEASE

Mitel Reports Voting Results from

2015 Annual Meeting of Shareholders

OTTAWA, May 15, 2015 — Mitel® (NASDAQ:MITL) (TSX:MNW), a global leader in business communications, announced at its Annual Meeting of Shareholders held on May 14, 2015 the election of 8 nominees proposed for its Board of Directors, as set out in the Management Information Circular dated March 31, 2015. As of the April 9, 2015 record date for the determination of the shareholders entitled to notice of, and to vote at, the meeting, 100,210,537 common shares were outstanding and eligible to vote. A total of 88,460,120 shares were voted in person or by proxy at the meeting.

The requisite number of shareholders voted in favour of all items of business, including election of each of the eight director nominees as follows:

Nominee	Number of Shares			Percentage of Votes Cast
	Voted For[1]	Withheld from Voting[1]	Broker Non-Votes	Voted For[1]	Withheld from Voting[1]
Dr. Terence H. Matthews	58,550,059	25,405,289	4,504,772	69.74%	30.26%
Richard D. McBee	69,445,419	14,509,929	4,504,772	82.72%	17.28%
Benjamin H. Ball	63,765,164	20,190,184	4,504,772	75.95%	24.05%
Peter D. Charbonneau	81,382,146	2,573,203	4,504,771	96.94%	3.06%
Andrew J. Kowal	56,714,590	27,240,758	4,504,772	67.55%	32.45%
John P. McHugh	81,366,856	2,588,493	4,504,771	96.92%	3.08%
Sudhakar Ramakrishna	83,681,396	273,953	4,504,771	99.67%	0.33%
David M. Williams	81,383,536	2,571,813	4,504,771	96.94%	3.06%

1 As the vote for each motion was taken by a show of hands, the number of votes disclosed reflects only those proxies received by management in advance of the meeting.

About Mitel

A global market leader powering more than 2 billion business connections and 2 billion mobile subscribers every day, Mitel (Nasdaq:MITL) (TSX:MNW) helps businesses and mobile operators connect, collaborate and take care of their customers. Our innovation and communications experts serve more than 60 million business users in more than 100 countries, and 130 service providers including15 of the top 20 mobile carriers in the world. For more information, go to www.mitel.com and follow us on Twitter @Mitel.

Mitel is the registered trademark of Mitel Networks Corporation.

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Contact Information

Amy MacLeod (media), 613-592-2122 x71245, amy.macleod@mitel.com

Cynthia Navarro (industry analysts),469-574-8113, cynthia.navarro@mitel.com

Michael McCarthy (investor relations), 469-574-8134, michael.mccarthy@mitel.com